                                                                    Exhibit 15.1



FMC Corporation
Chicago, Illinois

Ladies and Gentlemen:

RE: REGISTRATION STATEMENT ON FORM S-3

With respect to the registration statement on Form S-3 to be filed by FMC Corporation on November 17, 1995, we acknowledge our awareness of the use therein of our reports dated April 20, 1995, July 27, 1995 and October 17, 1995 related to our reviews of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

Very truly yours,

/s/ KPMG PEAT MARWICK LLP

Chicago, Illinois
November 17, 1995